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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Fidelity National Information Services, Inc.:



     We consent to the use of our report dated May 23, 2004, with respect to the consolidated statements of operations and comprehensive income, parent company investment, and cash flows of Financial Services Division of ALLTEL Information Services, Inc. for the three-month period ended March 31, 2003, included herein and in the registration statement, and to the reference to our firm under the heading 'Experts' in the prospectus.



     Our audit report describes that the Company was a fully integrated business of ALLTEL Information Services, Inc., a wholly owned subsidiary of ALLTEL Corporation. Consequently, the financial statements have been derived from the consolidated financial statements and accounting records of ALLTEL Information, Services, Inc. and reflect significant assumptions and allocations. Moreover, as indicated in Note 1 of the financial statements, the Company relies on ALLTEL Corporation for administrative, management and other services. Accordingly, the financial statements do not necessarily reflect the results of operations and comprehensive income, parent company investment and cash flows of the Company had it been a separate stand-alone entity, independent of ALLTEL Information Services, Inc.

     Our audit report states that the Company was acquired on April 1, 2003 by Fidelity National Financial, Inc.

                                          /s/ KPMG LLP

Jacksonville, Florida

August 27, 2004